EXHIBIT 21

                           Subsidiaries of Registrant




Subsidiary                                  Jurisdiction of Organization

Immucor Medizinische Diagnostik GmbH        Federal Republic of Germany

Immucor Italia S.r.l.                       Italy

Immucor Portugal, Lda.                      Portugal

Gamma Biologicals, Inc.                     United States (Texas)

Gamma Biologicals International, Inc.       United States Virgin Islands

Gamma Biologicals B.V.                      Netherlands

Dominion Biologicals Limited                Canada

Immucor, S.L.                               Spain

Immucor Acquisitions Inc. S.A.              Belgium

Immucor Belgium S.A.                        Belgium

Immucor France s.a.r.l.                     France

Immucor Trading Company                     Barbados

BCA Acquisition Company                     United States (Georgia)


The Company owns 100% of the outstanding stock of each of the above.